Exhibit 99.1
ROBERTS REALTY INVESTORS, INC.
450 Northridge Parkway, Suite 302
Sandy Springs, Georgia 30350
December 11, 2008
To Our Shareholders
Over the years, I have written to you on those occasions when I believed my shareholders needed to hear from me and benefit from my years of real estate experience. We own properties with excellent locations in north Atlanta and we are expecting to start construction on three of these properties, which is how we have always created value for our shareholders. With the economy in a severe recession and the stock market trading on fear and uncertainty, it is a time to be patient and rely on our proven business principles, which have stood the test of time. We have always developed, constructed, managed, and sold high-quality apartment communities for substantial profits, which have delivered value for our shareholders.
We feel very strongly that our stock price does not and never has reflected the value of our company’s real estate. The sales of our apartment communities and the $9.50 per share/unit that we have distributed during the past thirteen years support our belief. As you are aware, we successfully sold our Addison Place apartment community in June for a significant profit and we paid to you a cash distribution of $0.66 per share in August.
As we finalize our financial results for 2008, we have determined that we must pay an additional distribution in order to maintain our tax status as a real estate investment trust. This additional distribution will consist of a combination of cash and Roberts Realty stock. While I would prefer to pay the entire distribution in cash, we must be prudent and preserve our cash during these difficult economic times so we can continue to create long-term value for our shareholders.
I want to take this opportunity to explain the distribution and the effect that we expect it to have on our share price. As you continue reading, please keep in mind that you will own the same percentage of the company after the distribution as you owned prior to the distribution. The distribution is summarized below.
•	Total distribution of $1.56 per share;
•	20% paid in cash equal to $0.31 per share;
•	80% paid in Roberts Realty stock equal to $1.25 per share
Because this distribution is different from those we have paid in the past, we have tried to anticipate the questions you may have, which are summarized below.

Q:	Why are we paying an additional distribution of $1.56 per share?
A:	The tax laws require that we pay out at least 90% of our taxable income to maintain our tax status as a real estate investment trust. Due to the large gain from the sale of our Addison Place apartment community, we must distribute an additional $1.56 per share to meet this tax requirement.

Q:	How many new shares will be issued?
A:	We expect to issue approximately 5.2 million additional shares of our stock. We currently have 5.8 million shares outstanding and we will have 11.0 million shares outstanding after the distribution.

Q:	How will my investment in Roberts Realty be affected?
A:	The value of your investment in Roberts Realty will not be adversely affected. Even though we are issuing additional shares, your pro rata share of the company’s real estate assets should remain the same. For example, if you currently own 1,000 shares, the total value of your investment is $1,400 based on our current stock price of $1.40 per share. We expect that when we pay the additional distribution in late January 2009, you will receive approximately .9 additional shares for each share you currently own. As a result, you would have 1,900 shares of Roberts Realty stock after the distribution. We expect the record date for the distribution to be December 29, 2008 and that our stock will begin to trade on an adjusted basis on December 24, 2008. Due to the issuance of additional shares, we expect the stock price to adjust to $0.60 per share in which case your stock would be worth $1,140 (1,900 shares @ $0.60 per share). In addition, you will receive $310 in cash (1,000 shares @ $0.31 per share) for a total of $1,450. Therefore, the value of your investment should be approximately the same after the distribution as it was before the distribution.

Q:	Does the distribution apply to unitholders?
A:	Unitholders will be treated the same as shareholders except that they will receive their additional shares at the time they convert their units to shares. As a result, the unitholder’s pro rata ownership of the company’s real estate assets will remain the same.
It is interesting that when we were private and owned our real estate in limited partnerships, there was no fear and worry when it came to the value of the real estate. This is because the limited partners knew two things: the price they paid for their limited partnership interest and the price they received when the real estate was sold. Because the limited partnerships were private and not traded on a stock exchange, there was no opportunity to check the daily stock price to see how the market was valuing the real estate. As a result, we were able to build and hold during the bottom of the real estate cycle and to sell at or near the top of the cycle without letting emotion dictate our decisions. Therefore, I would encourage you to focus on the quality and location of our real estate and not on how Wall Street values it on any given day, especially in these uncertain times.
During the past four months, our stock has declined from $5.00 to a current price of $1.40, yet there has been no change in the fundamentals of our business and we own the same real estate today that we did in August when our stock was at $5.00. This highlights the irrational behavior we have seen by investors in the stock market, as the turmoil in the credit markets and the decline in the economy have caused the stock market to be very volatile. Despite this extreme volatility, we will continue to manage our company based on sound fundamental business principles.

I hope this letter has provided you with useful information so that you do not make an uninformed decision and sell when our stock price adjusts as a result of this distribution. If you have additional questions, I encourage you to call either Charles Elliott or me at 770-394-6000 and we will be happy to answer them for you.

Charles S. Roberts
President and Chief Executive Officer
This letter contains forward-looking statements within the meaning of the federal securities laws. Although the company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, the company’s actual results could differ materially from those anticipated in the forward-looking statements. Certain factors that might cause such a difference include the following: after the distribution, the common stock will trade at a price that will vary based on the actual number of shares we issue in the distribution; and the trading price thereafter will depend on numerous factors that include the overall stock market and the market for shares of REITs. In addition, the company’s actual results will be affected by a variety of risks and factors that are beyond the control of Roberts Realty, including the following: real estate risks, including fluctuations in real estate values; national and local economic conditions; the general level of interest rates; financing risks; construction and development risks; and the competitive environment in which Roberts Realty operates. For more information about other risks and uncertainties Roberts Realty faces, please see the sections entitled “Risk Factors” in Roberts Realty’s most recent annual report on Form 10-K and quarterly report on Form 10-Q as filed with the SEC.

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